EXHIBIT 10.1

NOMINATION RIGHTS AGREEMENT

This NOMINATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of December 7, 2022, by and among Walgreens Boots Alliance, Inc., a Delaware corporation (the “WBA”), Village Practice Management Company, LLC, a Delaware limited liability company (“VPMC”), and Village Practice Management Company Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of VPMC (“VMD”).

WHEREAS, on November 24, 2021, WBA, WBA Acquisition 5, LLC and VPMC, entered into an Appointment and Waiver Agreement (the “Appointment Agreement”), pursuant to which the Founders (as defined in the VPMC Operating Agreement as of the date hereof) were provided certain rights to designate an appointee to the board of directors of WBA (the “Board”);

WHEREAS, pursuant to the terms of the Appointment Agreement, the Founders designated Steven J. Shulman (“Mr. Shulman”) for appointment to the Board, and Mr. Shulman was appointed by WBA to the Board;

WHEREAS, Mr. Shulman has delivered his resignation as a director of WBA, effective as of December 1, 2022;

WHEREAS, as of the date hereof, WBA is the largest equityholder of VPMC and consolidates VPMC for purposes of WBA’s consolidated financial statements; and

WHEREAS, WBA, VMD and VPMC desire to, among other things, (i) provide the Nominating Person(s) with certain rights to designate and nominate a director of WBA in light of Mr. Shulman ceasing to serve as a director of WBA and (ii) provide that such designation and nomination rights of the Nominating Person(s) pursuant to this Agreement shall supersede and replace any and all rights of the Founders to appoint and nominate a director of WBA under the Appointment Agreement, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

1.    Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the specified Person; provided that (a) VMD, VPMC and any Person Controlled by VMD or VPMC shall not be considered to be an Affiliate of WBA or any Person Controlled by WBA (other than VMD, VPMC and any Person Controlled by VMD or VPMC) for any purpose under this Agreement and (b) WBA and any Person Controlled by WBA (other than VMD, VPMC and any Person Controlled by VMD or VPMC) shall not be considered to be an Affiliate of VMD, VPMC or any Person Controlled by VMD or VPMC for any purpose under this Agreement.

“By-laws” means the Amended and Restated By-laws of WBA, as amended or restated from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of WBA, as amended or restated from time to time.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by” and “under common Control with” shall have correlative meanings.

“Nominating Person(s)” means (a) the Founders, for so long as the Founders own in the aggregate at least fifty percent (50%) of the Unit Equivalents of VPMC on a Fully Diluted Basis (in each case as defined in the VPMC Operating Agreement as of the date hereof) held by the Founders as of the date hereof (subject to equitable adjustment for any unit spit, unit combination, recapitalization, reorganization, merger, consolidation or similar event with respect to such Unit Equivalents of VPMC, including any exchange of Unit Equivalents of VPMC for equity interests of VMD and/or shares of Common Stock of VMD Corporation (in each case as defined in the VPMC Operating Agreement as of the date hereof)) and (b) thereafter, the then current Chief Executive Officer of VPMC (or, if all the Unit Equivalents have been exchanged for equity interests of VMD or shares of Common Stock of VMD Corporation after the date hereof, then the then current Chief Executive Officer of VMD or VMD Corporation, respectively) in his or her capacity as such.

“Organizational Documents” means the By-laws and the Certificate of Incorporation and the Corporate Governance Guidelines and other adopted bona fide corporate governance policies and procedures of WBA.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“VPMC Operating Agreement” means the Seventh Amended and Restated Operating Agreement of VMD, dated as of November 24, 2021, by and among VPMC and the members of VPMC, as the same may be amended or restated from time to time.

2.    Board Seat. Subject to the terms and conditions of this Agreement, following the date hereof, the Nominating Person(s) shall be entitled to designate, in each case in accordance with WBA’s Organizational Documents and applicable law and stock exchange rules and subject to the approval of the Nominating and Governance Committee of the Board after exercising its good faith customary due diligence review and fiduciary duties, the successor of Mr. Shulman as a director of WBA (the “VMD Director”) in writing. The Board shall cause the appointment of such VMD Director as a director of WBA within a reasonable time after such designation as allows WBA, the Board and the Nominating and Governance Committee of the Board to comply with their fiduciary duties and good faith customary due diligence review and director appointment process (but no earlier than the completion of the 2023 annual meeting of stockholders of WBA), in all cases in accordance with the terms of this Agreement (including, without limitation, in accordance with Section 4 hereof) and to the extent such actions are not prohibited by applicable law or stock exchange rules. Prior to any designation of a VMD Director by the Nominating Person(s) pursuant to this Section 2, VMD and the Nominating Person(s) shall consult with and consider the opinions of WBA with respect thereto in good faith. Notwithstanding anything to the contrary set forth herein, the VMD Director must be reasonably acceptable to WBA (such acceptance not to be unreasonably withheld, conditioned or delayed) and qualify as independent for purposes of service as a director on the Board, including under the applicable rules and standards set forth in the Corporate Governance Guidelines of WBA and of the Securities Exchange Commission and the Nasdaq Stock Market, as determined in good faith by the Board and its Nominating and Governance Committee at all times when proposed to serve and when serving as a director on the Board. Prior to the appointment of a VMD Director as a director of WBA, the Board shall take such actions as are necessary such that the Board is of a size that permits the appointment of such VMD Director as a director of WBA. In the event that the Nominating and Governance Committee of the Board or WBA do not approve the Person designated by the Nominating Person(s) to serve as the VMD Director under this Section 2, (i) the Nominating Person(s) shall be entitled to designate another designee in accordance with and subject to the terms and conditions of this Section 2, (ii) the director position for which such Person was designated shall not be filled pending such subsequent designation by the Nominating Person(s) and (iii) upon such designation by the Nominating Person(s), the Board shall fill the vacancy with such successor designee in accordance with and subject to the terms and conditions of this Agreement (including the requirements with respect to a VMD Director set forth in this Section 2 and otherwise).

3.    Board Nomination Rights.

(a)    Following the date of the appointment to the Board of a VMD Director pursuant to Section 2 until the End Date, at every subsequent meeting of the Board, or a committee thereof, at which all of the directors of WBA are appointed by the Board or are nominated to stand for election by stockholders of WBA, the Nominating Person(s) shall have the right to nominate for election to the Board as a VMD Director, in each case in accordance with WBA’s Organizational Documents and applicable law and stock exchange rules and subject to the approval of the Nominating and Governance Committee of the Board after exercising its good faith customary due diligence review and fiduciary duties, one (1) representative (such Person, a “Nominee”). Any such Nominee must be identified by the Nominating Person(s) in writing to WBA no later than a time prior to such meeting to be reasonably specified by WBA to VMD in accordance with the Organizational Documents, or the Nominating Person(s) shall not have the right to identify a Nominee with respect to such meeting. Notwithstanding anything to the contrary set forth herein, the Nominee must be reasonably acceptable to WBA (such acceptance not to be unreasonably withheld, conditioned or delayed) and qualify as independent for purposes of service as a director on the Board, including under the applicable rules and standards set forth in the Corporate Governance Guidelines of WBA and of the Securities Exchange Commission and the Nasdaq Stock Market, as determined in good faith by the Board and its Nominating and Governance Committee at all times when nominated to stand for election by stockholders of WBA and when serving as a director on the Board. In the event that the Nominating and Governance Committee of the Board or WBA do not approve a Nominee under this Section 3(a), WBA shall deliver prompt written notice to VMD and (i) the Nominating Person(s) shall be entitled to nominate another Nominee in accordance with and subject to the terms and conditions of this Section 3(a), (ii) the director position for which such Nominee was nominated shall not be filled pending such subsequent nomination by the Nominating Person(s) and (iii) upon such nomination by the Nominating Person(s), the Board shall comply with its obligations with respect to such successor Nominee (as if such successor Nominee was the originally designated Nominee) in accordance with and subject to the terms and conditions of this Agreement; provided that any such successor Nominee must be identified by the Nominating Person(s) in writing to WBA no later than the time prior to the applicable meeting of the Board, or a committee thereof, previously reasonably specified by WBA to VMD in accordance with the Organizational Documents, or the Nominating Person(s) shall not have the right to identify a Nominee with respect to such meeting.

(b)    In the event that a Nominee shall cease to serve as the VMD Director and a director of WBA prior to the end of a term for which he or she has been duly elected because of such Nominee’s removal, death, disability, disqualification or resignation from the Board, (i) the Nominating Person(s) shall be entitled to promptly designate such person’s successor in accordance with and subject to the terms and conditions of this Agreement, including the requirements with respect to a Nominee set forth in Section 3(a) and otherwise, in writing to WBA, (ii) the director position for which the original Nominee was nominated shall not be filled pending such designation by the Nominating Person(s) and (iii) upon such designation by the Nominating Person(s), the Board shall fill the vacancy with such successor Nominee within a reasonable time after such designation as allows WBA, the Board and the Nominating and Governance Committee of the Board to comply with their fiduciary duties and good faith customary due diligence review and director appointment process, to the extent such actions are not prohibited by applicable law or stock exchange rules, in accordance with and subject to the terms and conditions of this Agreement (it being understood that any such Nominee shall serve the remainder of the term of the VMD Director whom such Nominee replaces).

(c)    If a Nominee withdraws as a nominee prior to a stockholder meeting at which all of the directors of WBA are to be elected by the stockholders of WBA (an “Election Meeting”) or is otherwise unable to stand for election for any other reason (whether by reason of such person’s resignation, removal, death, disability, disqualification or otherwise), the Nominating Person(s) shall be entitled to designate promptly a replacement Nominee in writing to WBA no later than the time prior to such Election Meeting previously reasonably specified by WBA with respect thereto, in accordance with the terms of this Agreement, including the requirements with respect to a Nominee set forth in Section 3(a) and otherwise.

(d)    Prior to any nomination or designation of a Nominee by the Nominating Person(s) pursuant to this Section 3, VMD and the Nominating Person(s) shall consult with and consider the opinions of WBA with respect thereto in good faith.

(e)    In the event the Nominating Person(s) fail to timely nominate any Nominee they are entitled to nominate pursuant to this Agreement prior to the deadline specified by WBA in accordance with Section 3(a), the Nominating and Governance Committee of the Board shall be entitled to nominate an individual in lieu of such Nominee for inclusion in the Board’s Slate and the applicable Director Election Proxy Statement with respect to the election for which such failure occurred and VMD and the Nominating Person(s) shall be deemed to have waived their rights hereunder with respect to such election.

(f)    For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, no more than one (1) VMD Director or other person designated or nominated by the Nominating Person(s) shall serve as a director of WBA at any time.

4.    WBA Obligations. In accordance with the terms and conditions of this Agreement, and to the extent permitted by applicable law and stock exchange rules, WBA shall use its reasonable best efforts to ensure that (a) a Nominee designated by the Nominating Person(s) in accordance with this Agreement is included in the Board’s slate of nominees to the stockholders of WBA (the “Board’s Slate”) for each election of directors; (b) a Nominee designated by the Nominating Person(s) in accordance with this Agreement is included in any applicable proxy statement and proxy or voting card prepared by management of WBA in connection with soliciting proxies for every Election Meeting (each and collectively, a “Director Election Proxy Statement”), and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of WBA or the Board with respect to the election of all members of the Board; and (c) the Board recommends a Nominee designated by the Nominating Person(s) in accordance with this Agreement to be elected as a director of WBA; in each case, provided that (i) such Nominee satisfies the requirements set forth in Section 3(a) and otherwise in this Agreement and (ii) WBA’s obligations under this Section 4 and otherwise hereunder shall terminate immediately upon the End Date, including with respect to any Nominee that has already been designated by the Nominating Person(s), included in a proxy statement or an action or approval by written consent or recommended for election by the Board.

5.    Obligations of VMD. As a condition to any VMD Director’s or Nominee’s nomination for election or designation to be appointed as a director of WBA hereunder, VMD shall (or shall cause the VMD Director or Nominee, as applicable), promptly upon the request of WBA from time to time and on or prior to the date specified by WBA in such request: (a) provide to WBA (i) such information as is required to be disclosed in a Director Election Proxy Statement under applicable law and stock exchange rules, (ii) an executed consent from the VMD Director or Nominee, as applicable, to be named as a nominee in WBA’s Director Election Proxy Statement for the applicable stockholder meeting and to serve as a director if so elected and (iii) such other information as WBA, the Board or the Nominating and Governance Committee of the Board may reasonably request; and (b) participate in and fully comply with the requirements of a due diligence review process with respect to such VMD Director or Nominee undertaken by an executive search and leadership advisory firm selected by WBA, which process shall be undertaken in a manner reasonably consistent with the process undertaken for other director candidates and nominees of WBA (and may include information requests, interviews, reference and resume reviews and background checks).

6.    VMD Director and Nominee Rights and Obligations. As a condition to any VMD Director’s or Nominee’s nomination for election or designation to be appointed as a director of WBA hereunder, such VMD Director or Nominee shall participate in and fully comply with the requirements of a due diligence review process with respect to such VMD Director or Nominee undertaken by an executive search and leadership advisory firm selected by WBA, which process shall be undertaken in a manner reasonably consistent with the process undertaken for other director candidates and nominees of WBA (and may include information requests, interviews, reference and resume reviews and background checks). Each Nominee and VMD Director shall be required to provide WBA with such information and authorizations as reasonably requested from all nominees and members of the Board as is required to be disclosed under applicable law or stock exchange rules, in each case as promptly as necessary to enable the timely and accurate filing of WBA’s proxy statement and other periodic reports or legally required disclosures with the SEC and to applicable stock exchanges and regulatory authorities. Each VMD Director shall be governed by (a) all applicable laws and regulations and (b) all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board and shall for the avoidance of doubt be required to strictly adhere to the policies on confidentiality, insider trading and conflicts of interest imposed on all members of the Board. WBA shall reimburse each VMD Director for all reasonable and documented out-of-pocket expenses properly incurred in connection with such VMD Director’s participation in the meetings of the Board or any committee of the Board and all functions and duties as a member of the Board, including all reasonable and documented travel, lodging and meal expenses, in each case to the same extent as WBA reimburses the other non-executive members of the Board for such expenses. The VMD Director shall be eligible to receive compensation and benefits for service as a director of WBA in the same manner and on the same basis as the other directors of WBA (including based upon whether he or she is an independent director and/or an employee or member of management of WBA). WBA shall maintain in effect at all times directors’ and officers’ indemnity insurance covering the VMD Director to the same extent and on the same terms as any directors’ and officers’ indemnity insurance maintained by WBA with respect to the other non-executive members of the Board. Any directors’ and officers’ indemnity insurance shall be secondary to any insurance coverage for any of the VMD Director maintained by VMD. WBA shall not amend or alter any right to indemnification, exculpation or the advancement of expenses covering or benefiting any VMD Director contained in the Organizational Documents as in effect on the date hereof in a manner that adversely and disproportionally (as compared to the other non-executive members of the Board) affects the VMD Director without the prior written consent of VMD, except to the extent (i) required by applicable law or stock exchange rules (and in such cases, in accordance with the Organizational Documents) or (ii) such amendment or alteration provides a broader right to indemnification, exculpation or advancement of expenses than those previously contained in the Organizational Documents.

7.    Representations and Warranties of WBA. WBA hereby represents and warrants to VMD that: (a) WBA has the corporate power and authority to execute this Agreement and to bind itself to this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by WBA, constitutes a valid and binding obligation and agreement of WBA and is enforceable against WBA in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by WBA does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or any material agreement, contract, commitment, understanding or arrangement to which WBA is a party or by which it is bound.

8.    Representations and Warranties of VMD. VMD hereby represents and warrants to WBA that: (a) VMD has the corporate power and authority to execute this Agreement and to bind itself to this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by VMD, constitutes a valid and binding obligation and agreement of VMD and is enforceable against VMD in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by VMD does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or any material agreement, contract, commitment, understanding or arrangement to which VMD is a party or by which it is bound.

9.    Amendment and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by WBA and VMD, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth herein, the failure of the Nominating Person(s) to designate a Nominee shall not constitute a waiver of its rights hereunder with respect to future elections in accordance with the terms hereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

10.    Termination. This Agreement shall terminate automatically on the earlier of (a) the date upon which WBA ceases to consolidate VPMC or VMD Corporation (or any Affiliate that Controls VPMC or VMD Corporation or permitted successor in interest to VPMC or VMD Corporation, including, without limitation, VMD from and after any such time as VMD Controls VPMC) for purposes of WBA’s consolidated financial statements and (b) the date upon which WBA ceases to be entitled to designate a majority of the directors to the Board of Directors of VPMC or VMD Corporation (or any Affiliate that Controls VPMC or VMD Corporation or permitted successor in interest to VPMC or VMD Corporation, including, without limitation, VMD from and after any such time as VMD Controls VPMC) (the “End Date”). After the End Date, this Agreement shall be of no further force or effect.

11.    Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding the foregoing, no party hereto may assign any of its respective rights or obligations hereunder without the prior written consent of the other party hereto. The Founders are expressly intended to be third party beneficiaries of this Agreement and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each of VMD and VPMC shall have the right and authority to enforce the rights of the Nominating Person(s) hereunder and to seek all available remedies to which the Nominating Person(s) are entitled at law or in equity on and for their behalf. Except as expressly set forth in this Section 11, nothing contained in this Agreement shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

12.    Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

13.    Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

14.    Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each of the parties agrees that service of process upon such party at the address referred to in Section 21, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

15.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

16.    Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral among the parties with respect to the subject matter hereof, including, without limitation, (a) as set forth in the Class D Preferred Unit Purchase Agreement, dated as of October 14, 2021, by and among WBA, VPMC and the other parties thereto and (b) as set forth in the Appointment and Waiver Agreement, dated as of November 24, 2021, by and among WBA, VPMC and the other parties thereto.

17.    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other parties. An executed copy or counterpart hereof delivered by facsimile shall be deemed an original instrument.

18.    Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

19.    Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purpose of this Agreement.

20.    Specific Performance. Each of the parties hereto agrees that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

21.    Notices. All notices, requests and other communications to any party shall be in writing (including telecopy, e-mail or similar writing) and shall be given,

If to WBA:

c/o Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, Illinois 60015

Attention: Danielle Gray

Email:      Danielle.gray1@wba.com

With a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Chris E. Abbinante

Joseph P. Michaels

Email:	cabbinante@sidley.com

joseph.michaels@sidley.com

If to VMD, VPMC, the Nominating Person(s) or any Nominee:

c/o Village Practice Management Company, LLC

125 S. Clark Street, Suite 900

Chicago, Illinois 60603

Attention: Wendy Rubas

Email:      wrubas@villagemd.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:	Nathan Ajiashvili

John Giouroukakis

Daniel Hoffman

Email:	nathan.ajiashvili@lw.com

john.giouroukakis@lw.com

daniel.hoffman@lw.com

or to such other address or telecopier number as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 21 during regular business hours.

22.    Founders. For the avoidance of doubt, at a given time, all rights of the Founders hereunder shall be exercisable only by agreement of a majority of the Founders that hold Unit Equivalents (or equity interests or securities exchanged for Unit Equivalents, including equity interests of VMD and/or shares of Common Stock of VMD Corporation if applicable) at such time.

23.    Enforcement. Each of the parties hereto covenant and agree that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of WBA.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WBA:

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Joseph B. Amsbary, Jr.
Name:	Joseph B. Amsbary, Jr.
Title:	SVP, Corporate Secretary

VMD:

VILLAGE PRACTICE MANAGEMENT COMPANY HOLDINGS, LLC

By:	/s/ Mark Vainisi
Name:	Mark Vainisi
Title:	President

VPMC:

VILLAGE PRACTICE MANAGEMENT COMPANY, LLC

By:	/s/ Timothy Barry
Name:	Timothy Barry
Title:	Chief Executive Officer

[Signature Page to Nomination Rights Agreement]